TRUST FOR PROFESSIONAL MANAGERS
INTERIM INVESTMENT ADVISORY AGREEMENT

with
ENVESTNET ASSET MANAGEMENT, INC.
THIS INTERIM INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made as of the 25 day of November, 2024, by and between Trust for Professional Managers, a Delaware statutory trust (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A attached hereto, as may be amended from time to time (each such series, the “Fund” and together the “Funds”), and Envestnet Asset Management, Inc., (the “Adviser”), a Delaware corporation.
WITNESSETH:
WHEREAS, the Trust is an open-end management investment company registered with the Securities and Exchange Commission (the “SEC”) as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest (“Shares”), including in the form of creation units, in separate series, with such series representing the interests in a separate portfolio of securities and other assets; and

WHEREAS, the Fund is a series of the Trust having separate assets and liabilities; and

WHEREAS, the Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is engaged in the business of providing investment advisory services; and

WHEREAS, the Trust desires to retain the Adviser to render investment advice and advisory services to the Funds pursuant to the terms and provisions of this Agreement, and the Adviser desires to furnish said services;

WHEREAS, the Trust and the Adviser enter into this Agreement pursuant to Rule 15a-4 under the Investment Company Act and intend for this Agreement’s term to extend with respect to a Fund only for so long as necessary to obtain the requisite vote of the shareholders of such Fund, as required by law and the Trust’s Declaration of Trust and By-laws, to approve a new Investment Advisory Agreement between the Trust and the Adviser with respect to such Fund (“New Agreement”) or 150 days from the date of the termination of the investment advisory agreement dated as of February 28, 2023, between the Trust, on behalf of the Funds, and the Adviser, whichever occurs first.
NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:
1.APPOINTMENT OF ADVISER. The Trust hereby appoints the Adviser, and the Adviser hereby accepts such appointment, to render investment advice and related advisory services with respect to the assets of the Funds for the period and on the terms set forth in this

Agreement, subject to the supervision and direction of the Trust’s Board of Trustees (the “Board of Trustees”).
2.DUTIES OF ADVISER.
(a)GENERAL DUTIES. The Adviser shall act as investment adviser to the Funds and shall supervise investments of the Funds on behalf of the Funds in accordance with the investment objective(s), policies and restrictions of the Funds as set forth in the Funds’ and Trust’s governing documents, including, without limitation: the Trust’s Amended and Restated Declaration of Trust (“Declaration of Trust”) and Amended and Restated By-Laws (“By-Laws”), each as amended from time to time; the Funds’ current prospectus, statement of additional information and undertakings; and such other limitations, policies and procedures as the Trustees may impose from time to time and provide in writing to the Adviser (collectively, the “Investment Policies”). In providing such services, the Adviser shall at all times adhere, in all material respects, to the provisions and restrictions contained in the federal securities laws, applicable state securities laws, the Internal Revenue Code of 1986, the Uniform Commercial Code and other applicable law. Subject to the requirements of the Investment Company Act, the Adviser is authorized to delegate its duties hereunder, at the Adviser’s own expense, to a sub-adviser (each, a “Sub-Adviser”), which is a registered investment adviser under the Advisers Act, pursuant to a written agreement under which the Sub-Adviser shall furnish the services specified therein to the Adviser or a Fund. The Adviser will continue to have responsibility for all investment advisory services furnished pursuant to any agreement with a Sub-Adviser.
Without limiting the generality of the foregoing, the Adviser shall: (i) furnish the Funds with advice and recommendations with respect to the investment of the Funds’ assets and the purchase and sale of portfolio securities for, and use of financial instruments by, the Funds, including the taking of such steps as may be necessary to implement such advice and recommendations (i.e., placing the orders); (ii) manage and oversee the investments of the Funds, subject to the ultimate supervision and direction of the Board of Trustees; (iii) designate the identity, quantity and weighting of the securities and other instruments (and amount of cash, if any) to be accepted in exchange for creation units of the Funds or that will be applicable that day to redemption requests received by the Funds (which may differ) and such designations may be amended by the Adviser during the day: (iv) make recommendations with respect to the hiring, termination and replacement of each Sub-Adviser; (v) vote proxies for the Funds, file ownership reports under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the Funds, and take other actions on behalf of the Funds; (vi) maintain the books and records required to be maintained by the Funds except to the extent arrangements have been made for such books and records to be maintained by the administrator or another agent of the Funds; (vii) furnish reports, statements and other data on securities, economic conditions and other matters related to the investment of the Funds’ assets that the Funds’ administrator or distributor or the officers of the Trust may reasonably request; and (viii) render to the Board of Trustees such periodic and special reports with respect to the Funds’ investment activities as the Board of Trustees may reasonably request, including participating at least annually in a meeting of the Board of Trustees. It is understood and agreed that the Adviser shall have no obligation to initiate or pursue litigation on behalf of the Funds.
(b)BROKERAGE. The Adviser shall be responsible for decisions to buy and sell securities for the Funds, for broker-dealer selection, and for negotiation of brokerage commission rates, provided that the Adviser shall not direct orders to an affiliated person of the Adviser without general prior authorization to use such affiliated broker or dealer from the Board of Trustees and compliance with the Trust’s affiliated brokerage procedures. The Adviser’s primary consideration in effecting a securities transaction will be best execution. In selecting a broker-dealer to execute each particular transaction, the Adviser may take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Funds on a continuing basis. The price to the Funds in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.
Subject to such policies as the Board of Trustees may determine and consistent with Section 28(e) of the Exchange Act, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Funds to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Funds. Subject to the same policies and legal provisions, the Adviser is further authorized to allocate the orders placed by it on behalf of the Funds to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Adviser, or any affiliate of either. Such allocation shall be in such amounts and proportions as the Adviser shall determine, and the Adviser shall report on such allocations regularly to the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor.
On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as of other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients.
3.REPRESENTATIONS OF THE ADVISER.
(a)The Adviser shall use its best judgment and efforts in rendering the investment advice and related advisory services to the Funds as contemplated by this Agreement.
(b)The Adviser shall maintain all licenses and registrations necessary to perform its duties hereunder in good order.
(c)The Adviser shall conduct its operations at all times in material conformance with the Advisers Act, the Investment Company Act, and any other applicable state and/or self-regulatory organization regulations.
(d)None of the Adviser, its affiliates, or any officer, manager, partner or employee of the Adviser or its affiliates is subject to any event set forth in Section 9 of the Investment Company Act that would disqualify the Adviser from acting as an investment adviser to an investment company under the Investment Company Act. The Adviser will promptly notify the Trust upon its discovery of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.

4.INDEPENDENT CONTRACTOR. The Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust or the Funds in any way, or in any way be deemed an agent for the Trust or the Funds. It is expressly understood and agreed that the services to be rendered by the Adviser to the Funds under the provisions of this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.
5.ADVISER’S PERSONNEL. The Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Adviser shall be deemed to include persons employed or retained by the Adviser to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Adviser or the Board of Trustees may desire and reasonably request and any compliance staff and personnel required by the Adviser.
6.ALLOCATION OF CHARGES AND EXPENSES. The Adviser will bear its own costs of providing services hereunder. The Adviser agrees to pay all expenses incurred by the Funds except for the management fee paid to the Adviser pursuant to this Agreement, interest charges on any borrowings, dividends and other expenses on securities sold short, taxes, brokerage commissions and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments, acquired fund fees and expenses, accrued deferred tax liability, extraordinary expenses, and distribution fees and expenses paid by the Funds under any distribution plan adopted pursuant to Rule 12b-1 under the Investment Company Act (collectively, “Excluded Expenses”). The Trust acknowledges and agrees that the Adviser may delegate its responsibility to pay some or all expenses incurred by the Funds, except for Excluded Expenses, to one or more third parties, including but not limited to, a Sub-Adviser.
7.MANAGEMENT FEE.
(a)Each Fund shall pay to the Adviser, and the Adviser agrees to accept, as full compensation for all services furnished or provided to such Fund pursuant to this Agreement, a management fee at the rate set forth in Schedule A to this Agreement.

(b) All fees payable to the Adviser under this Section 7 shall be accrued daily and paid by the Funds to an interest-bearing escrow account with the Funds’ custodian; provided that if the New Agreement is approved by a majority of the outstanding voting securities (as defined in the Investment Company Act) of a Fund before the termination of this Agreement, all amounts paid by such Fund in the escrow account will be immediately payable to the Adviser along with the interest attributable to such amounts upon such approval; provided further, that if a majority of the outstanding voting securities of a Fund do not approve the New Agreement with respect to such Fund before the termination of this Agreement, the Adviser shall, upon termination of this Agreement, be entitled with respect to such Fund only to the lesser of: (i) the costs incurred in performing this Agreement with respect to such Fund plus interest earned on that amount while in escrow; or (ii) the total amount paid by such Fund to the escrow account plus interest earned on that amount.

(c)The management fee payable to the Adviser under this Agreement will be reduced to the extent of any receivable owed by the Adviser to the Funds.

(d)The Adviser may voluntarily or contractually waive all or a portion of the management fee payable to the Adviser hereunder.
8.NO BORROWING. The Adviser agrees that neither it nor any of its officers or employees shall borrow from the Funds or pledge or use the Fund’s assets in connection with any borrowing not directly for the Funds’ benefit. For this purpose, failure to pay any amount due and payable to the Fund for a period of more than thirty (30) days shall constitute a borrowing. Any borrowing on behalf of the Funds must be approved in advance by the Board of Trustees and made in accordance with the requirements of the Investment Company Act and the Investment Policies.
9.CONFLICTS WITH TRUST’S GOVERNING DOCUMENTS AND APPLICABLE LAWS. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust and Funds. In this connection, the Adviser acknowledges that the Trustees retain ultimate plenary authority over the Funds and may take any and all actions necessary and reasonable to protect the interests of shareholders.
10.REPORTS AND ACCESS.
(a)The Adviser agrees to supply such information to the Fund’s administrator and to permit such compliance inspections by the Funds’ administrator and Chief Compliance Officer as shall be reasonably necessary to permit the administrator and Chief Compliance Officer to satisfy their respective obligations to the Funds and respond to the reasonable requests of the Board of Trustees. The Adviser agrees to promptly notify the Trust of any material violations of its compliance policies that affect the Trust or the Funds. The Adviser shall provide such information as may reasonably be requested by the Board of Trustees under Section 15(c) of the Investment Company Act in connection with the Trustees’ annual consideration of this Agreement.

(b)The Trust agrees to provide the Adviser such information about the Trust and the Funds as is necessary and appropriate for the Adviser to perform its services hereunder. Such information includes, but is not limited to, the Declaration of Trust and By-Laws and all compliance policies and procedures of the Trust relevant to the Adviser’s services to the Funds. The Trust agrees to provide to the Adviser promptly any amendment to the foregoing and, if any such amendment would materially affect the services to be provided by the Adviser hereunder, the Trust agrees to provide the amendment to the Adviser prior to its adoption by the Board of Trustees.

(c)The Trust represents and warrants that this Agreement has been authorized by the Board of Trustees and by shareholders in accordance with applicable law.

11.ADVISER’S LIABILITIES AND INDEMNIFICATION.
(a)The Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements in the Funds’ offering materials (including the prospectus, the statement of additional information, and advertising and sales materials), except for information supplied by the administrator or the Trust or another third party for inclusion therein.
(b)The Adviser shall be liable to the Funds for any loss (including brokerage charges) incurred by the Funds as a result of any improper investment made by the Adviser in contradiction of the Investment Policies.
(c)In the absence of willful misfeasance, bad faith, negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or the Funds or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by a Fund. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust, the Fund or any shareholder of the Funds may have under any federal securities law or state law.
(d)Each party to this Agreement shall indemnify and hold harmless the other party and the shareholders, directors, officers and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the Indemnified Party’s performance or non-performance of any duties under this Agreement; provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.
(e)No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer of the Adviser, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.
12.NON-EXCLUSIVITY; TRADING FOR ADVISER’S OWN ACCOUNT. The Trust’s employment of the Adviser is not an exclusive arrangement. The Trust may from time to time employ other individuals or entities to furnish it with the services provided for herein. Likewise, the Adviser may act as investment adviser for any other person, and shall not in any way be limited or restricted from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting; provided, however, that the Adviser expressly represents that it will undertake no activities which will adversely affect the performance of its obligations to the Funds under this Agreement, and provided further that the Adviser will adhere to a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of the Investment Company Act and the Advisers Act and has been approved by the Board of Trustees.

13.TRANSACTIONS WITH OTHER INVESTMENT ADVISERS. The Adviser shall not consult with any non-affiliated investment adviser of any other series of the Trust concerning transactions for the Funds or any other series of the Trust.
14.RIGHT TO USE NAME.
(a)The Adviser warrants that the Funds’ names are not deceptive or misleading. Any concern regarding copyright, trademark, or patent infringement with respect to the portion of the name used by the Funds derived from the Adviser’s and/or any Sub-Adviser’s name shall be resolved by the Adviser. The Adviser shall at all times have all rights in and to the portion of the Funds’ names, as listed on Schedule A hereto, or any name derived from using the name “Envestnet Asset Management, Inc.” or “ActivePassive™.” The Funds shall have a license to use, but have no other rights in or to, the name “Envestnet Asset Management, Inc.,” and “ActivePassive™” only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect. Within sixty (60) days from such time as this Agreement shall no longer be in effect, the Funds shall cease to use such a name or any other name connected with the Adviser.

(b)It is understood and hereby agreed that the name “Trust for Professional Managers” or “TPM” is the property of the Trust for trademark and all other purposes. The Adviser undertakes and agrees that, in the event that the Adviser shall cease to act as investment adviser to the Funds, the Adviser shall promptly take all necessary and appropriate action to discontinue use of the Trust’s name and will further refrain from using the Trust’s name; provided, however, that the Adviser may continue to use the Trust’s name for the sole purpose of identifying the Trust as an account formerly managed by the Adviser or as otherwise consented to by the Trust in writing prior to such use.
15.TERM; TERMINATION; NO ASSIGNMENT. This Agreement shall become effective as an interim agreement as described in Rule 15a-4 under the Investment Company Act commencing on the date hereof (the “Interim Agreement Date”), and shall continue in effect with respect to a Fund until the earlier of (i) 150 days after the date hereof, (ii) termination of this Agreement with respect to such Fund for any reason without payment of any penalty by the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of such Fund, upon 10 calendar days’ written notice to the Adviser, and the Adviser upon sixty (60) days’ written notice to such Fund, or (iii) the date of approval of the New Agreement with respect to such Fund by (1) the Board of Trustees of the Trust, including the vote of a majority of the Trustees of the Trust who are not a party to this Agreement or “interested persons” (as defined in the Investment Company Act) of any such person, and (2) by a vote of the majority of the outstanding voting securities of such Fund.
In the event of a termination with respect to a Fund, the Adviser shall cooperate in the orderly transfer of such Fund’s affairs, and at the request of the Board of Trustees, transfer any and all books and records of such Fund maintained by the Adviser on behalf of such Fund to such Fund or its delegate. This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the Investment Company Act and rules and regulations thereunder.
16.NONPUBLIC PERSONAL INFORMATION. Notwithstanding any provision herein to the contrary, the Adviser agrees on behalf of itself and its directors, trustees, managers, members, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Trust (a) all records and other information relative to the Funds’ prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Adviser. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.
17.ANTI-MONEY LAUNDERING COMPLIANCE. The Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Adviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Adviser, now and in the future. The Adviser further agrees to provide to the Trust and/or the Funds’ administrator such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.
18.CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES. The Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Funds are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Adviser agrees to use its best efforts to assist the Trust and the Funds in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures. The Adviser agrees to inform the Trust of any material development related to the Fund that the Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.
19.SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.
20.CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
21.GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Advisers Act and any rules and regulations promulgated thereunder.

22.ENTIRE AGREEMENT AND AMENDMENTS. This Agreement represents the entire agreement among the parties with regard to the investment management matters described herein and may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto except as otherwise noted herein. No material amendment to this Agreement shall be effective unless the terms thereof have been approved as required by the Investment Company Act (currently, by the vote of a majority of the outstanding voting securities of the Funds unless such shareholder approval would not be required under applicable interpretations by the staff of the SEC, and by the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval). This Agreement shall apply with respect to the series identified in Schedule A, as it may be modified from time to time and shall not affect any other series of the Trust.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

TRUST FOR PROFESSIONAL MANAGERS on behalf its series listed on Schedule A		ENVESTNET ASSET MANAGEMENT, INC.
By:	/s/ John P. Buckel	By:	/s/ Gregory A. Classen
Name:	John P. Buckel	Name: Gregory A. Classen
Title:	President	Title: Principal Director, Portfolio Management

SCHEDULE A

Series of Trust for Professional Managers	Annual Fee Rate as a Percentage of Average Daily Net Assets
ActivePassive U.S. Equity ETF (APUE)	0.30%
ActivePassive International Equity ETF (APIE)	0.45%
ActivePassive Intermediate Municipal Bond ETF (APMU)	0.35%
ActivePassive Core Bond ETF (APCB)	0.35%